EXHIBIT G-1.2, OPINION OF COUNSEL, LG&E ENERGY CORP


December 6, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

  Re:  Powergen plc-Declaration, File No. 70-9763

Dear Sir/Madam:

     Powergen plc ("Powergen") has applied to the Securities and Exchange Commission ("Commission") for authority for two of its subsidiary companies to enter into one or more intercompany loans. This loan transaction is related to Powergen's proposed merger ("Merger") with LG&E Energy Corp. ("LG&E Energy"), for which authorization is requested in a separate filing, File No. 70-9761. Upon consummation of the Merger, Powergen will register as a holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act").
As counsel for LG&E Energy and its subsidiary companies, I deliver this opinion to you for filing as Exhibit G-1.2 to the Declaration referenced above. Briefly stated, the Declarants are seeking authority, under Section 12 of the Act, for Powergen UK plc, a subsidiary company of Powergen, to loan funds to Powergen US Holdings, another subsidiary of Powergen. Powergen US Holdings will become an intermediate holding company between Powergen and LG&E Energy. The intercompany loan or loans will be made in order to efficiently transfer the proceeds from Powergen's asset sales from Powergen UK to Powergen US Holdings, all or a portion of which will be applied towards the debt incurred to acquire LG&E Energy.

  I am a member of the bar of Kentucky, the place of organization of LG&E Energy. I am not a member of the bar of any other country or state of the United States, and I do not hold myself out as an expert in the laws of such states, although I have consulted and will consult with counsel to LG&E Energy and Powergen who are experts in such laws. For purposes of this opinion, to the extent I deemed necessary, I have relied on advice from counsel employed or retained directly or indirectly by LG&E Energy.

  In connection with this opinion, I, or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements contained in the Declaration. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Declaration.

  The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

  . The Commission shall have duly entered an appropriate order or orders with respect to the proposed transactions, as described in the Declaration, permitting the Declaration to become effective under the Act and the rules and regulations thereunder, and the proposed transactions are consummated in accordance with the Declaration and the Commission's orders.


  . No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed below.

  . With respect to LG&E Energy and each of its subsidiaries and associate companies, appropriate corporate actions will have been taken by both the issuer and acquirer of the securities contemplated by the Declaration and the documents transferring the securities will have been duly authorized, executed and delivered with all appropriate transfer or other taxes paid.

  . LG&E Energy and each of its subsidiaries and associate companies involved in the proposed transactions, will at the time of the proposed transactions be a duly incorporated corporation or duly formed limited liability company or partnership in the jurisdiction in which it is domiciled.

  Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, it is my opinion that, with respect to LG&E Energy and each of its subsidiaries, in the event the proposed transactions are consummated in accordance with the Declaration:

  (a) all state and federal laws applicable to the proposed transactions will have been complied with;

  (b) the issuer of any securities proposed in the Declaration is duly formed or incorporated under the laws of the jurisdiction in which it is domiciled;

  (c) such securities will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the charter or other document defining such rights and privileges;

  (d) the Declarants will legally acquire any securities or assets subject to this Declaration, and;

  (e) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by LG&E Energy, or any of its subsidiaries.

  I hereby consent to the filing of this opinion as an exhibit to the Declaration.

                  Very truly yours,


                  Signed:
                  John R. McCall
                  General Counsel
                  LG&E Energy Corp